Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 9, 2017

Registration Statement No. 333-206924-06

** FULL PRICING DETS ** $1.3+ billion AMCAR 2017-2 (Sub-Prime Auto)

$1.3+ AmeriCredit Automobile Receivables Trust (“AMCAR”) 2017-2

Jt-Leads:	RBC (str), Barclays, DB, GS
Co-Mgrs:	BNP, Citi, JPM, Wells

CLS	$AMT(MM)	WAL	M/F	P.WIN	E.FNL	L.FNL	SPRD	YLD%	CPN%	$Px
A-1	243.00	0.20	P-1/F1+	1- 5	10/17	05/18		1.200	1.20	100.00000
A-2-A	364.90	0.95	Aaa/AAA	5- 20	01/19	09/20	EDSF+ 25	1.659	1.65	99.99688
A-2-B	75.00	0.95	Aaa/AAA	5- 20	01/19	09/20		1mL + 25		100.00000
A-3	262.11	2.13	Aaa/AAA	20-32	01/20	12/21	iSwp+ 35	1.996	1.98	99.98382
B	102.57	2.89	Aa2/AA	32-38	07/20	05/22	iSwp+ 65	2.417	2.40	99.98626
C	127.32	3.47	A2/A	38-46	03/21	03/23	iSwp+ 115	2.995	2.97	99.97867
D	125.20	3.91	Baa2/BBB	46-47	04/21	04/23	iSwp+ 155	3.451	3.42	99.97643

Expected Pricing: PRICED	Registration: Public / SEC-Registered
Expected Settle: 05/17/17	ERISA Eligible: Yes
First Payment: 06/19/17	Pxg Speed: 1.50% to 10% Call
Expected Ratings: Mdys/Fitch	Min Denoms: $1k x $1k
Bill & Deliver: RBC	Ticker: AMCAR 2017-2

CUSIPs	: A-1 03065G AA8 A-2-A 03065G AB6 A-2-B 03065G AC4 A-3 03065G AD2	: B 03065G AE0 C 03065G AF7 D 03065G AG5

Available Information:
* Preliminary Prospectus and Ratings Free Writing Prospectus
* Intex CDI (attached)
Intexnet : RBCAMCAR172	Passcode: JX97
*Roadshow : www.dealroadshow.com	Passcode: AMCAR172

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.